================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          San Diego Gas and Electric
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

Proxy Statement

and Notice of

Annual Meeting


1997




SDG&E

An Enova Company

SAN DIEGO GAS & ELECTRIC COMPANY
-------------------------------------------------------------------------------


DEAR SHAREHOLDER:
-------------------------------------------------------------------------------

You are invited to attend the 1997 Annual Meeting of San Diego Gas & Electric Company shareholders at 3:00 p.m. on Tuesday, April 22, 1997, in the Auditorium, Corporate Headquarters, 101 Ash Street, San Diego, California.

During the meeting, the directors of San Diego Gas & Electric will be elected.

Whether or not you plan to attend the meeting, please fill out, sign and return your proxy card right away. Your vote is very important.

                                           Sincerely yours,

                                       /s/ THOMAS A. PAGE
                                           --------------------
                                           Thomas A. Page
                                           Chairman


                                       /s/ DONALD E. FELSINGER
                                           --------------------
                                           Donald E. Felsinger
                                           President and Chief
                                           Executive Officer

The Annual Meeting of San Diego Gas & Electric is a business-only meeting and will not include any presentation by senior management. However, you are cordially invited to attend the ENOVA CORPORATION ANNUAL MEETING that will include a presentation by Donald E. Felsinger, President and Chief Executive Officer of SDG&E. The Enova Corporation meeting will be held at 10:00 a.m., April 22 at the Del Mar Fairgrounds, 2260 Jimmy Durante Boulevard, Del Mar, California. Please see the map below for directions.


                               [INSERT MAP HERE]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF SAN DIEGO GAS & ELECTRIC COMPANY
-------------------------------------------------------------------------------
SAN DIEGO GAS & ELECTRIC COMPANY
-------------------------------------------------------------------------------
P.O. Box 1831, 101 Ash Street
-------------------------------------------------------------------------------
San Diego, California 92112-4150
-------------------------------------------------------------------------------

Tuesday, April 22, 1997
-------------------------------------------------------------------------------

The annual meeting of shareholders of San Diego Gas & Electric Company will be held on Tuesday, April 22, 1997, at 3:00 p.m. in the Auditorium, Corporate Headquarters, 101 Ash Street, San Diego, California, to:

1. Elect 11 persons as directors of San Diego Gas & Electric Company - the names of the 11 nominees intended to be presented for election are Richard
   C. Atkinson, Stephen L. Baum, Ann Burr, Richard A. Collato, Daniel W. Derbes, Donald E. Felsinger, Robert H. Goldsmith, William D. Jones, Ralph
   R. Ocampo, Thomas A. Page and Thomas C. Stickel; and

2. Act upon such other business as may properly come before the meeting.

The board of directors has fixed the close of business on March 3, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. It is anticipated that the proxy material will be mailed to shareholders on or about the date of this notice.

San Diego, California                      By order of the Board of Directors
March 20, 1997                             Thomas A. Page
                                           Chairman
-------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT! Please sign and return your enclosed proxy promptly, even if you expect to attend the meeting. A business reply envelope is enclosed for your convenience in returning the proxy. It requires no postage if mailed within the United States.

CONTENTS                                                                    PAGE
--------                                                                    ----
Chairman and President's Letter............................................
Notice of Annual Meeting...................................................
Proxy Statement............................................................   1
 Introduction..............................................................   1
 Meeting Date, Voting, Proxies.............................................   1
 Election of Directors.....................................................   2
  Nominees.................................................................   2
  Board Meetings/Committees................................................   5
  Security Ownership of Management and Certain Beneficial Holders..........   6
  Executive Compensation and Transactions with Management and Others.......   8
 Relationship with Independent Public Accountants..........................  23
 Combined Annual Report on Form 10-K and Enova Annual Report...............  24
 Shareholder Proposals for 1998 Annual Meeting.............................  24
 Proxy Solicitations.......................................................  24
 Other Business to Be Brought Before the Annual Meeting....................  24

                       SAN DIEGO GAS & ELECTRIC COMPANY

                               ----------------
                                PROXY STATEMENT
                               ----------------

INTRODUCTION

  This Proxy Statement is provided to the shareholders of San Diego Gas & Electric Company (SDG&E) in connection with its 1997 annual meeting of shareholders, together with any adjournments or postponements thereof (the Annual Meeting). The Annual Meeting is scheduled to be held on Tuesday, April 22, 1997 at 3:00 p.m, in the Auditorium, Corporate Headquarters, 101 Ash Street, San Diego, California.

  This Proxy Statement and the enclosed proxy were first mailed on or about March 20, 1997 to shareholders entitled to vote at the Annual Meeting.

  Mail to SDG&E should be addressed to Shareholder Services, San Diego Gas & Electric Company, P.O. Box 1831, San Diego, CA 92112-4150.

MEETING DATE, VOTING, PROXIES

  The board of directors of San Diego Gas & Electric Company is soliciting proxies for use at its Annual Meeting, and a form of proxy is being provided with this Proxy Statement. Any proxy may be revoked at any time before it is exercised by filing a written notice of revocation with SDG&E, or by presenting an executed proxy bearing a later date at or before the Annual Meeting. A shareholder also may revoke a proxy by attending the Annual Meeting and voting in person. However, attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. All shares represented by valid proxies will be voted as specified in this Proxy Statement.

  The board of directors has fixed the close of business on March 3, 1997 as the record date (the Record Date) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date there were 116,583,358 shares of SDG&E Common Stock, without par value, 1,373,770 shares of SDG&E Cumulative Preferred Stock, $20 par value per share, and 3,040,000 shares of SDG&E Preference Stock (Cumulative), without par value, outstanding and entitled to vote. All outstanding shares of SDG&E Common Stock are owned by Enova Corporation (Enova).

  Each share of SDG&E Cumulative Preferred Stock is entitled to two votes and each share of SDG&E Common Stock (all of which is held by Enova) is entitled to one vote on each matter considered by SDG&E shareholders. Each share of SDG&E Preference Stock (Cumulative) has voting rights only in limited circumstances described in SDG&E's Restated Articles of Incorporation and as allowed by California law. Shares of SDG&E Preference Stock (Cumulative) do not vote in the election of directors. Unless otherwise indicated herein, shares of SDG&E Common Stock and SDG&E Cumulative Preferred Stock are referred to as "shares."

  Shares represented by properly executed proxies received by SDG&E prior to or at the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions specified in such proxies. If no instructions are specified in a proxy, shares represented thereby will be voted "FOR" the election of the nominees for directors of the board of directors, unless authority to vote is withheld as provided in the proxy. In the event that any other matters properly come before the Annual Meeting, the holders of proxies solicited by the board of directors will vote on those matters in accordance with their judgment, and discretionary authority to do so is included in the enclosed proxy.

  Shares represented by proxies in which authority to vote is "WITHHELD" with respect to any nominee will be counted in the number of votes cast, but will not be counted as votes for or against the nominee. If a broker or other nominee holding shares for a beneficial owner does not vote on a nominee, the shares will not be counted in the number of votes cast.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THEIR NOMINEES FOR
DIRECTORS.

ELECTION OF DIRECTORS OF SDG&E

  There are presently 11 members on the board. The board has nominated these 11 current members of the board to be reelected. Each nominee, except for Mr. Donald E. Felsinger, also serves as a director of Enova. Directors elected to the board will serve a one-year term expiring in 1998.

  Should any of the nominees for the board of directors become unavailable (an event which is not anticipated), and the size of the board is not reduced accordingly, proxies will be voted for the remainder of the listed nominees and for such other nominees as may be designated by the board as replacements for those who become unavailable. The nominees for the board of directors receiving the highest number of affirmative votes of the shares entitled to vote for such nominees shall be elected as directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

  The board of director's nominees for reelection at the Annual Meeting are R.
C. Atkinson, S. L. Baum, A. Burr, R. A. Collato, D. W. Derbes, D. E. Felsinger, R. H. Goldsmith, W. D. Jones, R. R. Ocampo, T. A. Page and T. C. Stickel.

  A brief biography of each nominee for election as a director is presented below.

NOMINEES
-------------------------------------------------------------------------------

-----------     RICHARD C. ATKINSON,
                PH.D.
  [PHOTO]       Dr. Atkinson is president of the University of California. He served as the chancellor of the University of California at San
-----------     Diego from 1980 to 1995. He is a director of Qualcomm, Inc.
                Before joining UCSD, he served as director of the National
                Science Foundation. He is a former long-term member of the faculty at Stanford University.

                Age 67

                Director of Enova (Class I) since 1994; Director of SDG&E since 1992; Member of the Audit Committees of Enova and SDG&E.



-----------     STEPHEN L. BAUM
                Mr. Baum has been the president and chief executive officer of
  [PHOTO]       Enova and a member of the Enova and SDG&E boards since January
                1, 1996. Mr. Baum joined SDG&E as vice president and general
-----------     counsel in 1985, and became senior vice president and general counsel in 1987. He was appointed as an executive vice president in January 1993. Mr. Baum is a director of Wright Strategies,
                Inc. and Pacific Diversified Capital Company (PDC).

                Age 56

                Director of Enova (Class I) and SDG&E since January 1996. Member of the Executive Committees of Enova and SDG&E and of the Nominating Committee of Enova.

-----------     ANN BURR
                Ms. Burr is president of Time Warner Communications in
  [PHOTO]       Rochester, New York. She was formerly president of the San Diego
                Division of Time Warner Cable, which includes Southwestern Cable
-----------     TV and American Cablevision of Coronado. She is a director of the RIT Research Corporation and a member of the George Eastman
                House board of trustees.

                Age 50

                Director of Enova (Class I) since 1994; Director of SDG&E since 1993; Member of the Audit and Nominating Committees of Enova and SDG&E.


-----------     RICHARD A. COLLATO
                Mr. Collato has been president and chief executive officer of
  [PHOTO]       the YMCA of San Diego County since January 1981. He is a former director of Y-Mutual Ltd., a reinsurance company, and is a
-----------     trustee of Springfield College and a director of the Armed
                Services YMCA of the USA.

                Age 53

                Director of Enova (Class I) since 1994; Director of SDG&E since 1993; Member of the Audit (Chairman), Executive and Nominating Committees of Enova and SDG&E.


-----------     DANIEL W. DERBES
                Mr. Derbes is president of Signal Ventures. From November 1985
  [PHOTO]       until December 31, 1988, he was president of Allied-Signal
                International Inc. and executive vice president of Allied-Signal
-----------     Inc., a multi-national advanced technologies company. Mr. Derbes is a director of Oak Industries, Inc., WD-40 Co. and PDC. He also is a member of the board of trustees of the University of San Diego.

                Age 66

                Director of Enova (Class II) since 1994; Director of SDG&E since 1983; Member of the Executive and Executive Compensation Committees of Enova and SDG&E and of the Technology (Chairman) Committee of Enova.


-----------     DONALD E. FELSINGER
                Mr. Felsinger has been the president and chief executive officer
  [PHOTO]       of SDG&E and a member of the SDG&E board since January 1, 1996.
                Mr. Felsinger was first appointed a vice president of SDG&E in
-----------     1983 and became a senior vice president in January 1992. He was appointed an executive vice president in January 1993.

                Age 49

                Director of SDG&E since January 1996. Member of the Executive and Nominating Committees of SDG&E.

-----------     ROBERT H. GOLDSMITH
                Mr. Goldsmith is a management consultant. He is a former
  [PHOTO]       chairman, president and chief executive officer of Exten
                Industries, Inc. and a former chairman and chief executive
-----------     officer of Rohr, Inc. Mr. Goldsmith also is a former vice
                chairman and chief operating officer of Precision Forge Co., senior vice president of Pneumo Corporation's Aerospace and Industrial Group and vice president and general manager, commercial (aircraft) engine projects division and the gas turbine division of General Electric Company.

                Age 66

                Director of Enova (Class II) since 1994; Director of SDG&E since 1992; Member of the Executive and Executive Compensation (Chairman) Committees of Enova and SDG&E and of the Technology Committee of Enova.


-----------     WILLIAM D. JONES
                Mr. Jones is president, chief executive officer and a director
  [PHOTO]       of CityLink Investment Corporation. From 1989 to 1993, he served as general manager/senior asset manager and investment manager
-----------     with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, Mr. Jones served as a San Diego City
                Council member from 1982 to 1987. Mr. Jones is a director of The
                Price Real Estate Investment Trust and a member of the board of trustees of the University of San Diego.

                Age 41

                Director of Enova (Class III) and SDG&E since 1994; Member of the Finance (Chairman) and Nominating Committees of Enova and SDG&E.


-----------     RALPH R. OCAMPO, M.D.
                Dr. Ocampo is a San Diego physician and surgeon.
  [PHOTO]
                Age 65
-----------
                Director of Enova (Class III) since 1994; Director of SDG&E since 1983; Member of the Finance Committees of Enova and SDG&E and of the Technology Committee of Enova.


-----------     THOMAS A. PAGE
                Mr. Page has been chairman of Enova since December 1994 and
  [PHOTO]       chairman of SDG&E since February 1983. Mr. Page was the
                president and chief executive officer of Enova from December
-----------     1994 until January 1, 1996. Mr. Page was also the chief
                executive officer of SDG&E from February 1983 to January 1, 1996, and the president of SDG&E from February 1983 to December
                1991 and from January 1994 to January 1, 1996. Mr. Page is a director of Burnham Pacific Properties and is the chairman and a director of PDC.

                Age 63

                Director of Enova (Class III) since 1994; Director of SDG&E since 1979; Chairman of the Executive and Nominating Committees of Enova and SDG&E.

-----------     THOMAS C. STICKEL
                Mr. Stickel is the chairman and founder of American Partners
  [PHOTO]       Capital Group, Inc. He previously was the chairman, chief
                executive officer and president of TCS Enterprises, Inc. and the
-----------     Bank of Southern California, both of which he founded. Mr.
                Stickel is a director of Onyx Corporation, O'Connor R.P.T.,
                Scripps International, Inc., Clair Burgener Foundation and the
                Del Mar Thoroughbred Club.

                Age 47

                Director of Enova (Class III) and SDG&E since 1994; Member of the Executive Compensation and Finance Committees of Enova and SDG&E and of the Technology Committee of Enova.

-------------------------------------------------------------------------------

BOARD MEETINGS/COMMITTEES

  During 1996, the Audit Committee met twice and the Executive Compensation Committee met six times while the Nominating Committees did not meet. The board met twelve times.

  During 1996, all directors attended 75% or more of the aggregate total meetings of the board and committees on which they served with the exception of Dr. Atkinson, who attended 56% of such meetings.

  In addition to Executive, Finance and Technology Committees, the committees of each of the board are the Audit, Executive Compensation and Nominating Committees. The major functions of each of the Audit, Executive Compensation and Nominating Committees are described briefly below.

 Audit Committee

  In addition to recommending an independent auditor for each ensuing year, this committee reviews (1) the overall plan of the annual independent audits,
(2) financial statements, (3) audit results, (4) the scope of internal audit procedures and (5) the auditors' evaluation of internal controls. This committee is composed exclusively of directors who are not salaried employees of Enova or SDG&E.

 Executive Compensation Committee

  This committee reviews the salaries and other forms of compensation of executives and makes compensation recommendations to the full board. This committee is composed exclusively of directors who are not salaried employees of Enova or SDG&E.

 Nominating Committee

  In addition to considering and recommending nominees to the board, this committee recommends (1) criteria for board and committee composition and membership and (2) directors' compensation. This committee considers any nominees recommended by shareholders by letter to the board. This committee is composed of the chairman and at least three directors who are not salaried employees of Enova or SDG&E.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

  The following table presents certain information as of January 31, 1997, except as otherwise noted, regarding the equity securities of Enova and SDG&E beneficially owned by (i) the directors, (ii) the executive officers named in the "Summary Compensation Table" below under "Executive Compensation and Transactions with Management and Others," (iii) the directors and executive officers of Enova and SDG&E as a group, and (iv) the only beneficial owners known to Enova or SDG&E to hold more than 5% of any class of the voting securities of Enova or SDG&E. None of the directors or executive officers own any shares of SDG&E Cumulative Preferred Stock or SDG&E Preference Stock (Cumulative), nor are Enova or SDG&E aware of any 5% beneficial owners of such shares. All holdings listed below are of Enova Common Stock except as otherwise noted.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL
                                                       OWNERSHIP     PERCENT OF
                 BENEFICIAL OWNER                     (SHARES)(A)      CLASS
                 ----------------                  ----------------- ----------
Directors and Named Executive Officers:
R. C. Atkinson....................................         1,643           *
A. Burr...........................................         1,600           *
R. A. Collato.....................................         2,885           *
D. W. Derbes......................................         4,201           *
R. H. Goldsmith...................................         1,903           *
W. D. Jones.......................................         1,145**         *
R. R. Ocampo......................................        13,779           *
T. C. Stickel.....................................         1,354           *
T. A. Page........................................       201,931           *
S. L. Baum........................................        58,720           *
D. E. Felsinger...................................        45,551           *
D. R. Kuzma.......................................        13,580           *
E. A. Guiles......................................        17,758           *
All Directors and Executive Officers of Enova and
 SDG&E as a group
 (19 persons).....................................       465,681(B)        *
Others:
Franklin Resources, Inc. .........................     7,945,660(C)     6.81%
 777 Mariners Island Boulevard
 San Mateo, CA 94404
Union Bank of California Trust Department.........     9,387,522(D)     8.05%
 530 B Street
 San Diego, CA 92101

--------
*Less than 1% of the shares outstanding.
**Information as of February 12, 1997.

(A) All shares are beneficially owned by the directors and named officers, with sole voting and investment power, except for the following:
 . Dr. Atkinson: 1,000 shares held jointly with spouse/children of same household.
 . Mr. Collato: 2,885 shares held jointly with spouse/children of same household.
 . Dr. Ocampo: 13,779 shares held jointly with spouse/children of same household.
 . Mr. Page: 90,727 shares held jointly with or separately by spouse/children of same household; 40,415 shares of restricted stock purchased under the 1986 Long-Term Incentive Plan (LTIP) as to which vesting has not occurred; 53,838 shares credited to an account with the San Diego Gas and Electric Savings Plan (the Savings Plan) with the trustee.
 . Mr. Baum: 56,021 shares held jointly with or separately by spouse/children of same household (of which 28,095 are shares of restricted stock purchased under the LTIP as to which vesting has not occurred); 2,699 shares credited to a Savings Plan account with the trustee.
 . Mr. Felsinger: 6,254 shares credited to a Savings plan account with the trustee; 20,765 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.
 . Mr. Kuzma: 660 shares credited to a Savings Plan account with the trustee; 10,000 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.
 . Mr. Guiles: 2,531 shares credited to a Savings Plan account with the trustee; 7,865 shares of restricted stock purchased under the LTIP as to which vesting has not occurred.

(B) Excludes 11,628 shares delivered to Enova in January 1997, to satisfy certain withholding tax obligations relating to the vesting of shares pursuant to the LTIP as described below under "1986 Long-Term Incentive Plan." All shares are beneficially owned by the directors and officers, with sole voting and investment power, except for the following:
 . 148,276 shares held jointly with or separately by spouses or children living in the same household.
 . 92,271 shares credited to the officers' Savings Plan accounts with the trustee.
 . 142,560 shares of restricted stock purchased by officers in 1993, 1994, 1995 and 1996 under the LTIP, as to which restrictions for vesting of shares have not yet been satisfied.

(C) According to a Schedule 13G filed February 12, 1997, the indicated shares are owned by Franklin Resources, Inc., its subsidiaries and investment companies advised by such subsidiaries.

(D) 9,333,822 shares are held by the bank in its capacity as trustee under the Savings Plan. The trustee has discretion under the Savings Plan to vote the shares in the absence of voting directions by the Savings Plan participants. The bank also holds 53,700 shares of Enova Common Stock as trustee for various other trusts.

VOTING OF SHARES

  Enova holds 100% of the issued and outstanding shares of SDG&E Common Stock and effectively controls SDG&E as a result. The Enova board of directors intends to vote all of the shares of SDG&E Common Stock held by Enova in favor of the board's nominees for election to the board of directors. As a result of the voting power of such shares of SDG&E Common Stock relative to the voting power of other shares entitled to vote for the directors, the nominees proposed by the board are assured of election.

SECTION 16 REPORTING

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires SDG&E's directors and officers, and persons who own more than 10% of a registered class of SDG&E's equity securities, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission (the SEC) and the exchange (i.e. the American Stock Exchange) upon which such securities are traded. Directors, officers and greater than 10% shareholders are required by SEC regulations to furnish SDG&E with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms furnished to the company, SDG&E believes that from January 1, 1996 through December 31, 1996 its directors, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

  The following table sets forth information as to all compensation awarded, paid, earned or distributed by Enova and/or SDG&E during the last three fiscal years for services in all capacities to or for the benefit of the chief executive officer and the other four highest compensated executive officers whose earned compensation exceeded $100,000. Since Enova paid no amounts to any executives for services as such in 1994 and 1995, the following table for 1994 and 1995 presents information solely for SDG&E. Moreover, as of December 31, 1996 Enova had no salaried executives; rather, certain Policies and Guidelines for Affiliated Company Transactions, which are mandated by the California Public Utilities Commission and have been adopted by SDG&E and Enova, provide that SDG&E will be compensated by Enova for personnel and resources which are used by Enova, including executive resources.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                   ANNUAL COMPENSATION           COMPENSATION
                              ------------------------------ ---------------------
                                                                AWARDS    PAYOUTS
                                                             ------------ --------
                                                OTHER ANNUAL SECURITIES     LTIP    ALL OTHER
NAME AND PRINCIPAL             SALARY   BONUS   COMPENSATION  UNDERLYING  PAYOUTS  COMPENSATION
POSITION                 YEAR   (A)      (B)        (C)       OPTIONS (#)  (D)(E)      (F)
------------------       ---- -------- -------- ------------ ------------ -------- ------------
T. A. Page ............. 1996 $550,010 $429,000   $14,076      107,660    $315,605   $169,874
 Chairman of Enova and   1995  560,577  404,000    12,571          (-)     549,205    104,908
 SDG&E                   1994  528,615  253,000    11,228          (-)      76,147     60,078
S. L. Baum.............. 1996  455,489  322,000     1,592       58,140     146,940    101,511
 President and Chief     1995  264,423  291,000     1,426          (-)     173,661     32,874
 Executive Officer of    1994  244,999   90,000     1,278          (-)      23,969     18,606
 Enova and Vice Chairman
 of SDG&E
D. E. Felsinger......... 1996  356,546  228,000     2,667       37,380     129,758     60,534
 Executive Vice          1995  242,885  269,000     2,387          (-)     126,580     18,203
 President of Enova and  1994  228,076   81,000     2,137          (-)      13,644     14,103
 President and Chief
 Executive Officer of
 SDG&E
D. R. Kuzma............. 1996  214,673  112,000       (-)       17,220      38,414     58,120(G)
 Senior Vice President,  1995  124,362  118,000       (-)          (-)      20,963     37,047(G)
 Chief Financial Officer 1994      (-)      (-)       (-)          (-)         (-)        (-)
 and Treasurer of Enova
 and SDG&E
E. A. Guiles............ 1996  201,558  101,000       (-)        9,380      57,670     20,910
 Senior Vice President   1995  190,773  149,000       (-)          (-)      91,127     14,124
 of Enova                1994  172,692   64,000       (-)          (-)      10,325      7,922

(A) Amounts shown reflect compensation paid and amounts deferred. All officers may elect to defer bonuses and base salary for periods of time they select. Restricted stock awarded in 1996 pursuant to the LTIP is reported below in the Long-Term Incentive Plan Restricted Stock Awards table. Nonqualified Stock Options awarded in 1996 pursuant to the LTIP also are reported below in the Long-Term Incentive Plan Nonqualified Stock Options table.

(B) Bonuses are paid pursuant to the Executive Incentive Compensation Plan
    (EICP) as described under "Report of the Executive Compensation Committee" below.

(C) Other annual compensation includes any deferred compensation interest above 120% of the applicable federal rate.

(D) LTIP payouts relate to restrictions lifted on restricted stock awarded pursuant to the LTIP. Payouts are based on Enova's performance, as described below under "1986 Long-Term Incentive Plan."

(E) The aggregate holdings/value of restricted stock held on December 31, 1996, by the individuals listed in this table, are: T. A. Page, 56,395 shares/$1,176,399; S. L. Baum, 35,535 shares/$762,934; D. E. Felsinger,
    27,335 shares/$581,384; D. R. Kuzma, 11,945 shares/$254,736; and E. A.
    Guiles, 10,785 shares/$225,396. The value of the aggregate restricted stock holdings at December 31, 1996 is determined by multiplying $22.75, the fair market value of Enova's Common Stock on December 31, 1996, less the purchase price of $2.50 per share for restricted stock purchased in 1992, 1993, 1994 and 1995, by the number of shares held. These December 31, 1996 share amounts include the share amounts shown in "Security Ownership of Management and Certain Beneficial Holders" above. In certain instances, the January 31, 1997 amounts are less due to the vesting of certain shares in January 1997. Regular quarterly dividends have been paid on restricted stock held by these individuals, when declared by Enova.

(F) All other compensation includes a cash amount paid to each officer designated solely for the purpose of paying (i) the premium for an insurance policy providing death benefits equal to two times the sum of annual base pay plus the average of such officer's three highest bonuses; such cash amount includes a gross-up payment such that the net amount retained by each officer, after deduction for any income tax imposed on such payment, will be equal to the gross amount which would have been paid to such officer had the income tax not been imposed; (ii) a match under deferred compensation agreements which allows officers who have exceeded the maximum pretax amount under the Savings Plan to continue to make pretax deferrals of base compensation to an account in their name up to a maximum of 15%; up to 6% of base compensation will be matched by a contribution of 50 cents per dollar deferred; no amount can be deferred by an officer or matched under such agreement until the officer contributes to the Savings Plan the maximum amount allowed by the tax law; (iii) SDG&E matching contributions to the Savings Plan; and (iv) an amount to provide financial and estate planning services up to a maximum of $15,000 for T.
    A. Page, S. L. Bauma and D. E. Felsinger, and $10,000 for D. R. Kuzma and
    E. A. Guiles in 1996. The respective amounts paid in 1996 for each of the above officers were: T. A. Page, $126,250, $26,720, $1,904 and $15,000; S.
    L. Baum, $66,680, $20,495, $1,963 and $12,373; D. E. Felsinger, $31,097,
    $13,584, $1,685 and $14,168; D. R. Kuzma, $34,527, $1,319, $1,979 and $0;
    and E. A. Guiles, $12,132, $4,845, $3,933 and $0.

(G) Includes the one-time reimbursement of moving expenses in the amounts of $8,405 in 1995 and $20,295 in 1996.

COMPENSATION OF DIRECTORS

  During 1996, Enova directors not holding salaried positions in Enova or SDG&E were paid an annual retainer of $30,000, payable at the rate of $2,500 per month. No additional fees were paid for attendance at any meeting of the Enova or SDG&E boards or of any committee of such boards. Non-employee directors are reimbursed for their out-of-pocket expenses incurred to attend meetings. All Enova directors except Messrs. Page and Baum are non-salaried directors.

  During 1996, SDG&E directors were not paid for their service as such (all SDG&E directors not holding salaried positions in Enova or SDG&E during 1996 were also Enova directors). All SDG&E board meetings during 1996 were held in conjunction with Enova board meetings. Accordingly, the directors incurred no incremental out-of-pocket expenses in connection with SDG&E board meetings in 1996. A non-salaried director serving on the board of both Enova and SDG&E receives a single annual retainer in the amount of $30,000, payable at the rate of $2,500 per month.

  In addition to the annual retainer for service as a director, the LTIP provides for the grant of up to 300 shares of Enova Common Stock per year to non-employee directors. This grant was made promptly following both the 1995 and 1996 Annual Meetings to each incumbent non-employee director based upon service during the prior year, and this grant will continue to be made on the same terms for future annual meetings, including the Annual Meeting. Although non-employee directors of Enova and SDG&E are eligible for the annual grant of

300 shares of Enova Common Stock under the LTIP, a director serving on both boards will receive only one grant of 300 shares annually.

  Messrs. Baum, Derbes and Page are directors of Enova and SDG&E who also served during 1996 as directors of PDC. As a non-employee director, Mr. Derbes received a $500 fee for attending each meeting of PDC.

  Messrs. Baum, Felsinger and Page received no fees or other compensation for serving as directors of Enova, SDG&E or any of their subsidiaries.

  Directors may elect to defer their retainers and/or fees for periods of time they select.

  On December 17, 1990, the board of SDG&E adopted a Retirement Plan for Directors applicable to directors serving on the board of SDG&E on or after such date. This Retirement Plan also applies to directors of Enova. If a director has at least five years of total board service, then, beginning in the calendar quarter following the later of the director's retirement from the board or attaining age 65, the director (or a surviving spouse) will receive during each subsequent 12-month period, a benefit amount equal to the director's annual retainer (currently $30,000) plus meeting fees, committee chair fees, and the cash value of any stock grant paid to the director during the prior calendar year for a benefit period equal to the number of years of the director's total service on the board. Directors currently do not receive meeting or committee chair fees. The benefit will end upon the completion of the benefit period or the death of the later to die of the director and a surviving spouse, whichever occurs first. In computing the benefit period, periods of service as an employee director shall be disregarded, and concurrent service on the board of SDG&E and Enova will not result in double-counting of years of service.

EMPLOYMENT CONTRACT OF MR. PAGE

  On September 12, 1988, Mr. Page and SDG&E entered into an employment agreement dated as of June 15, 1988. Mr. Page's employment agreement provides that he will serve as chief executive officer and chairman of the board of directors of SDG&E for a period of two years beginning June 15, 1988, subject to automatic extensions for successive two-year periods (unless the contract is terminated as described below) and that he will receive a salary at a rate of not less than $31,916.66 per month or such greater amount as may, from time to time, be determined by the board. Mr. Page resigned from his position as chief executive officer effective January 1, 1996. Mr. Page continues to serve as chairman of the board of directors of SDG&E and Enova. Mr. Page's resignation did not trigger a termination under the employment agreement as described below.

  The employment agreement also provides that Mr. Page will be entitled to participation in the EICP, any other annual bonus plan, the Savings Plan, the LTIP and any other long-term incentive plan. In addition, Mr. Page is entitled to participate in the Supplemental Executive Retirement Plan (SERP) and the Pension Plan. Pursuant to an earlier agreement between Mr. Page and SDG&E, Mr. Page was credited with years of service under the Pension Plan and the SERP equal to his years of service with SDG&E plus five extra years.

  Under the employment agreement, if Mr. Page's employment is terminated (i) by the board upon two years' written notice, (ii) upon his death or permanent disability, (iii) by SDG&E for cause or (iv) by Mr. Page upon 30 days written notice to SDG&E, which termination is other than a "Constructive Termination" (as defined below), he will receive benefits through the last day of his term of employment and no additional benefits. If Mr. Page's employment is terminated (i) because of the dissolution, liquidation or winding-up of SDG&E,
(ii) by a majority vote of the SDG&E board of directors without cause upon 30 days written notice or (iii) by Mr. Page as a result of (A) any violation of the compensation provisions of the employment agreement, (B) any adverse and significant change in Mr. Page's position, duties, responsibilities or status, including the failure to be elected to the board and as chief executive officer of SDG&E or (C) a change in Mr. Page's normal business location to a point away from SDG&E's main headquarters (each, a Constructive Termination), he will be entitled to two years' salary paid in a lump sum plus a bonus equal to 200% of the average of the three highest bonuses paid to him during the previous five years, continued health and life insurance benefits under various plans, his SERP benefit (without regard to the limit described therein relating to Section 280G of the Internal Revenue Code of 1986, as amended (the Code)) and his LTIP benefit. If any of the payments set forth in the previous sentence become subject to the excise tax imposed by Section 4999 of the Code, SDG&E will pay Mr. Page an additional amount such that the net amount retained by Mr. Page after deduction for such excise tax and any income and excise tax imposed on such additional amount will be equal to the gross amount which would have been paid to Mr. Page under the agreement had the excise tax not been imposed. The benefits payable to Mr. Page under the agreement on account of a change in control are in lieu of any benefits which would have otherwise been payable to Mr. Page under the Executive Severance Allowance Plan. The term "change in control" includes such significant events as those described under "Pension Plan and Supplemental Executive Retirement Plan" below.

EMPLOYMENT CONTRACTS OF MESSRS. BAUM AND FELSINGER

  On September 18, 1996, Enova entered into an employment agreement with Mr. Baum to serve as its President and Chief Executive Officer and SDG&E entered into an employment agreement with Mr. Donald E. Felsinger to serve as its President and Chief Executive Officer and as Executive Vice President of Enova.

  The agreements have an initial two-year term, which automatically will be extended for a two-year period on September 18, 1998 and on each even-numbered anniversary thereof, unless terminated in accordance with their terms. During the term of the agreements, Mr. Baum will receive an annual base salary of not less than $495,000 and Mr. Felsinger will receive an annual base salary of not less than $350,000, subject to increases from time to time. In addition, Messrs. Baum and Felsinger will be entitled to participate in the EICP, the LTIP, the SERP, and other bonus, incentive or deferred compensation and retirement plans and fringe benefit programs of Enova and SDG&E, as applicable.

  In the event that Mr. Baum's or Mr. Felsinger's employment is involuntarily terminated on account of the dissolution, liquidation or winding-up of Enova or SDG&E, as the case may be, or without "cause," or if Messrs. Baum and Felsinger terminate their employment for "good cause" (as such terms are defined in the agreements), they will receive: (i) a lump sum payment of two years' base salary, determined by annualizing their highest monthly base salary paid at any time during the term, (ii) a bonus equal to 200% of the average of their three highest annual bonus awards, not necessarily consecutive, paid in the previous five years, (iii) accelerated vesting and exercisability and/or immediate removal of all restrictions on any outstanding LTIP award or other long- or short-term incentive awards, and notwithstanding any conflicting provision in the applicable incentive plan, each such option or award will remain outstanding for three years from the date of termination of employment, (iv) continued health and life insurance benefits and other existing benefit plans for two years, and (v) two years of additional age and service credit (and for Mr. Felsinger, if he is not yet age 53, he will be credited with the additional amount of age credit as if he had attained age
55) under the SERP, without giving effect to certain early retirement factors therein. Additionally, such termination will be considered a "qualifying termination" under Mr. Baum's or Mr. Felsinger's split-dollar life insurance agreement in order to fund their benefits under the SERP.

  The pending business combination of Enova and Pacific Enterprises will not constitute a "change in control" for purposes of the agreements. However, in the event that Mr. Baum's or Mr. Felsinger's employment terminates under any of the foregoing circumstances following the occurrence of another transaction that would constitute a "change of control" as defined in the LTIP, then, in addition to the foregoing payments and benefits: (i) each outstanding option or award will remain outstanding until the expiration of its original term,
(ii) health, life insurance and other benefits will continue until he reaches normal retirement age and, thereafter, he will be treated as if he had retired at normal retirement age under the Pension Plan, and (iii) he will receive a lump sum payment of his benefits under the SERP, less the value of his entitlement under the Pension Plan, to be paid without regard to the SERP's limitation of payments on account of the application of Section 280G of the Internal Revenue Code. The agreements also provide for a gross up payment to be made to offset the effects of any excise tax imposed under Section 4999 of the Internal Revenue Code.

CERTAIN ARRANGEMENTS REGARDING DIRECTORS AND MANAGEMENT
RELATING TO THE PENDING BUSINESS COMBINATION WITH PACIFIC ENTERPRISES

 Board of Directors

  Upon completion of the pending business combination of Enova and Pacific Enterprises, the New Holding Company Board of Directors will consist of an equal number of directors designated by each of Pacific Enterprises and Enova. Mr. Baum, President and Chief Executive Officer of Enova, will serve on the New Holding Company Board, assuming he is elected by the New Holding Company's shareholders. To date, Enova and Pacific Enterprises have not decided who, in addition to Mr. Baum and the President and Chief Operating Officer of Pacific Enterprises, will serve on the New Holding Company Board after completion of the business combination.

 Employment Agreements

  The New Holding Company has entered into employment agreements with Mr. Baum and Mr. Felsinger that will become effective upon the completion of the business combination. Each agreement provides for an initial employment term of five years (subject to earlier mandatory retirement at age 65) with automatic one year extensions on the fourth anniversary of the completion of the business combination (and each anniversary thereafter) unless either party elects not to extend the term.

  Mr. Baum's employment agreement provides that, commencing upon the completion of the business combination and ending on the earlier of September 1, 2000, or the second anniversary of the completion of the business combination, he will serve as Vice-Chairman of the Board of Directors, President and Chief Operating Officer of the New Holding Company and as a member of its Office of the Chairman. During the period, if any, commencing on the second anniversary of the completion of the business combination and ending on September 1, 2000, Mr. Baum will be nominated to the position of, and if elected will serve as, Vice-Chairman of the Board, Chief Executive Officer and President of the New Holding Company. During the period, if any commencing September 1, 2000, and ending on expiration of his employment agreement, Mr. Baum will be nominated to the position of, and if elected will serve as, Chairman, Chief Executive Officer and President of the New Holding Company.

  Under the terms of his agreement, Mr. Baum will receive an annual base salary of not less than $645,000 during the period in which he serves as President and Chief Operating Officer of the New Holding Company and thereafter (during which he will serve as Chief Executive Officer and President of the New Holding Company) an annual base salary of no less than that of his predecessor as Chief Executive Officer of the New Holding Company and will be entitled to participate in (i) annual incentive compensation plans and long-term compensation plans and awards providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term compensation at least equal (in terms of target, maximum and minimum awards expressed as a percentage of annual base salary) to the greater of his opportunities in effect prior to the completion of the business combination and awards granted to the Chief Executive Officer under incentive compensation plans during the period in which he serves as President and Chief Operating Officer of the New Holding Company and (ii) all retirement and welfare benefit plans applicable generally to employees and/or senior executive officer of the New Holding Company.

  Mr. Felsinger's employment agreement provides that, commencing on the completion of the business combination, he will serve as President and the principal executive officer of the business of the New Holding Company and its subsidiaries that are not regulated by the California Public Utilities Commission. In such capacities, Mr. Felsinger will report to the Office of the Chairman or, if such office no longer exists, the Chief Executive Officer of the New Holding Company.

  As compensation for services, Mr. Felsinger will receive an annual base salary of not less than $440,000, and will be entitled to participate in (i) annual incentive compensation plans and long-term compensation plans and awards providing him with an annual bonus opportunity at least equal (in terms of target, maximum and minimum awards expressed as a percentage of annual base salary) to his opportunities in effect prior to the completion of the business combination and (ii) in all retirement and welfare benefit plans applicable generally to employees and/or senior executive officers of the New Holding Company.

  The employment agreements with Messrs. Baum and Felsinger provide that if the New Holding Company terminates the executive's employment (other than for cause, death or disability) or the executive terminates his employment for good reason, the executive will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years' highest gross bonus awards in the five years preceding termination), multiplied by the number of years remaining in the term of his agreement, but in no event less than two, provided that in the event of termination following a change in control such multiplier will be three; (ii) a pro rata portion of the target amount payable under any annual incentive compensation awards for the year or, if greater, the average of the three years' highest gross bonus awards paid to the executive in the five years preceding the year of termination; and (iii) the present value of the benefits attributable to additional years of age and service credit for purposes of the calculation of retirement benefits under the SERP as if he had remained employed for the remainder of the term of the agreement, but in no event less than two years.

  In addition, the employment agreements with Messrs. Baum and Felsinger provide that (i) all equity-based long-term incentive compensation awards will immediately vest and become exercisable, provided that any awards granted on or after the completion of the business combination will remain outstanding and exercisable until the earlier of the 18 months following termination or the expiration of the original term of the award, (ii) with respect to all cash-based long-term incentive compensation awards that are outstanding under any plan, the New Holding Company will pay the executive a pro rata portion of all outstanding cash-based, long-term incentive compensation awards at target,
(iii) the executive will be allowed to continue to participate in the New Holding Company's welfare benefit plans for a period of two years or until he is eligible for retiree medical benefits, whichever is longer, provided that in the event of termination following a change in control such period will not be less than three years; and (iv) the executive will be entitled to payment of any compensation previously deferred. Each employment agreement also provides that the executive will not be entitled to receive any benefits that would be subject to the excise taxes under Section 4999 of the Internal Revenue Code provided, however, that the executive may enter into and receive additional compensation under a post-termination consulting and non-competition agreement with the New Holding Company and provided, that in the event the executive receives a notice from the Internal Revenue Service to the effect that the amounts payable under the consulting and non-competition agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the New Holding Company will provide the executive with an additional payment to offset the effects of such excise tax.

 Incentive/Retention Bonus Agreements

  The boards of directors of Enova and SDG&E have authorized incentive/retention bonus agreements with 10 selected executives and officers. The purpose of the agreements is to (i) compensate covered individuals for the performance of services related to the business combination, in addition to their ongoing duties, and (ii) to provide an incentive for these individuals to continue their employment with the New Holding Company. The amount payable under each agreement is equal to a specified multiple of the participant's base salary plus annual incentive bonus at target. The multiple is 1.0 or less except for one individual for whom the multiple is 2.0. Payment of the bonuses is conditioned upon the completion of the business combination or another business combination transaction during the term of the agreements. If the business combination is completed, payment generally will be made if (i) the covered individual continues employment with New Holding Company and its subsidiaries for a specified period of six to twelve months following the completion of the business combination or (ii) the covered individual's employment is actually or constructively terminated prior to or following the completion of the business combination other than for cause. The incentive/retention bonus agreements provide for the deferral of payment of amounts that would otherwise fail to be deductible by reason of Section 162(m) of the Internal Revenue Code. If the amount of the foregoing benefits, when taken together with any other payments to a covered individual, would otherwise fail to be deductible by reason of the "golden parachute" provisions of Section 280G of the Internal Revenue Code, the amount of such benefits will be reduced to the extent necessary to provide that the net payments will be so deductible. To the extent any provisions of the agreements would disqualify the business combination or another business combination transaction for treatment as a pooling of interests for accounting purposes, such provisions will be deemed null and void.

  The incentive/retention bonus agreements also provide for the deferral, under a deferred compensation plan, of amounts otherwise payable under the agreements. The entire amount of the bonuses will be deferred for a period of at least two years from the completion of the business combination. The entire bonus amount will be deemed to be invested in the New Holding Company common stock, with any deemed dividends deemed to be reinvested in additional shares. One-half of the bonus will be payable two years from the completion of the business combination. The remaining half will be payable at the later of (i) two years from the completion of the business combination and (ii) the first date on which a share of the New Holding Company common stock attains a value that is 10% higher than the value of a share of Enova common stock on October 11, 1996, the last trading day before the announcement of the business combination, as adjusted for the business combination. The bonus payments will be made in cash, based on the value of the New Holding Company common stock on each payment date. The same terms generally apply to non-officers of Enova, except that the mandatory deferral period is one year. In addition, participants may select a deferral period of greater than two years, during which time the amounts deferred will continue to be deemed invested in the New Holding Company common stock with dividends reinvested.

  The incentive/retention bonus agreements provide for maximum aggregate incentive/retention bonus payments to all officers of approximately $4.7 million assuming the business combination is completed on January 1, 1998. The approximate amounts payable to the five most highly compensated executive officers of Enova (excluding any increase or decrease attributable to the deferral of such amounts) are as follows: Mr. Page, $880,000; Mr. Baum, $1,032,000; Mr. Felsinger, $704,000; Mr. Kuzma, $692,000; and Mr. Guiles,
$316,000.

  In addition, the Chief Executive Officer of Enova has been granted the authority to provide incentive/retention bonus agreements to other non-officer employees. The maximum aggregate bonus amounts payable under such agreements are $5 million.

1986 LONG-TERM INCENTIVE PLAN

  The LTIP provides that the Enova Executive Compensation Committee may grant to certain executives any combination of nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights, performance awards, stock payments or dividend equivalents. Prior to 1996, all grants made to executives under the LTIP were in the form of restricted stock. In 1996, the Executive Compensation Committee initiated a program of nonqualified stock option grants in conjunction with restricted stock awards. This nonqualifed stock option grant program is described in detail below.

                  RESTRICTED STOCK GRANTS IN LAST FISCAL YEAR

                                                                ESTIMATED FUTURE
                                                                    PAYOUTS
                                   NUMBER                            UNDER
                                     OF                            NON-STOCK
                                 RESTRICTED PERFORMANCE PERIOD    PRICE-BASED
              NAME                 SHARES      UNTIL PAYOUT         PLANS (A)(B)
              ----               ---------- ------------------- ----------------
T. A. Page......................   13,760   Four Annual Periods     $307,880
S. L. Baum......................   17,340   Four Annual Periods     $387,983
D. E. Felsinger.................   11,140   Four Annual Periods     $249,258
D. R. Kuzma.....................    5,140   Four Annual Periods     $115,008
E. A. Guiles....................    2,800   Four Annual Periods     $ 62,650

(A) The value (target) of the restricted stock awards is determined by multiplying $22.375, the fair market value of Enova Common Stock on November 29, 1996, the date of grant, by the number of shares granted.

(B) The payout amounts set forth in this column represent both the maximum and the target amounts payable upon achievement of all performance-vesting goals. The minimum payout upon failure to achieve any of the performance vesting goals would be $0. The actual payout will depend upon the achievement of performance-vesting goals and upon the fair market value of Enova Common Stock at the date of vesting.

  With respect to LTIP shares acquired in 1986 through 1991, all restrictions have been lifted in prior years.

  The earnings target was met for the year ended December 31, 1996 and one-quarter of the LTIP shares acquired in 1992, 1993, 1994 and 1995 were released from restrictions and delivered to the executives. All restrictions have now been lifted on LTIP shares acquired in 1992.

  With respect to LTIP shares acquired in 1993, 1994, 1995 and 1996, restrictions on one-quarter of the number of shares originally placed in escrow are to be released and the shares are to be delivered to the executives for each of the four succeeding calendar years if Enova's earnings per share meets or exceeds the earnings per share target set by the Executive Compensation Committee or if, at the end of the first, second and third quarters of the following year, earnings for the 12 months then ending equals or exceeds the weighted average of the targets for the prior year and the current year. Shares acquired in 1993 have no end-of-term goal. As to shares acquired in 1994, 1995 and 1996, the restrictions on all remaining shares may be released by the Enova board of directors after considering the impact on earnings of industry and corporate restructuring during the periods in question.

  In addition to the above-described restricted shares, special grants of 2,500 shares were made to each of S. L. Baum and D. E. Felsinger in 1994 and 1995. The earnings target was met for the year ended December 31, 1996 and the restrictions on the shares granted in 1994 were lifted. The shares granted in 1995 are to be lifted at the end of 1997 if Enova meets or exceeds the target earnings per share as set by the Executive Compensation Committee at the time of grant. Such target earnings may be adjusted to reflect industry and corporate restructuring.

  In general, restricted shares may not be sold, transferred or pledged until restrictions are removed or expire. The LTIP was amended by the Enova board of directors in July 1996 to authorize holders of restricted shares to transfer such shares to revocable inter vivos trusts for estate-planning purposes and to eliminate the $2.50 per share purchase price. Holders of restricted stock have voting rights and will receive dividends prior to the time the restrictions lapse if, and to the extent, paid on Enova Common Stock generally.

  All shares of restricted stock acquired are placed in escrow. It is anticipated that restricted stock would be forfeited and would be resold to Enova at original cost, if any, in the event that vesting is not achieved by virtue of performance or other criteria. Shares acquired prior to 1996, were purchased by executives at $2.50 per share.

           NONQUALIFIED STOCK OPTION GRANTS IN LAST FISCAL YEAR (A)

                                         PERCENT OF TOTAL
                            NUMBER OF        OPTIONS
                           SECURITIES       GRANTED TO    EXERCISE PRICE               GRANT DATE
                           UNDERLYING      EMPLOYEES IN     PER SHARE     EXPIRATION    PRESENT
NAME                     OPTIONS GRANTED   FISCAL YEAR      ($/SHARE)        DATE     VALUE ($)(B)
----                     --------------- ---------------- -------------- ------------ ------------
T. A. Page..............     107,660           39.5%         $22.375     October 2006   $253,001
S. L. Baum..............      58,140           21.3%          22.375     October 2006    136,629
D. E. Felsinger.........      37,380           13.7%          22.375     October 2006     87,843
D. R. Kuzma.............      17,220            6.3%          22.375     October 2006     40,467
E. A. Guiles............       9,380            3.4%          22.375     October 2006     22,043

(A) The options shown on this table were granted under the 1986 Long-Term Incentive Plan and vest in four equal annual installments beginning January 1, 1998.
(B) Calculated using the Black-Scholes option pricing model assuming an option value of $2.35 per share, stock price volatility of 18.86%, a risk-free rate of return of 6.21%, and an annual dividend yield of 7.0%. Options will have no actual value unless the stock price appreciates from the date of grant to the exercise date.

  The LTIP's primary purpose is to enhance the value of Enova to its shareholders by encouraging executives to remain with Enova and/or SDG&E and to act and perform to increase the price of Enova shares as well as Enova earnings per share. To accomplish these objectives, the Executive Compensation Committee initiated a program of nonqualified stock option grants in 1996. Instead of placing all long-term incentive compensation in restricted stock, the Executive Compensation Committee allocated a portion of each executive's long-term incentive compensation to non-qualified stock options. These stock options will provide long-term benefits to executives only if share price increases and continued service requirements are met. These conditions help to align executives' interests with those of shareholders.

 AGGREGATED NONQUALIFIED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                            YEAR END OPTION VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                               OPTIONS AT FISCAL YEAR    IN-THE-MONEY OPTIONS AT
                          NUMBER OF                      END                 FISCAL YEAR END
                           SHARES
                          ACQUIRED    VALUE
NAME                     ON EXERCISE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     ----------- -------- ------------------------- -------------------------
T. A. Page..............    None       $ 0         None / 107,660             $ 0 /$40,373
S. L. Baum..............    None       $ 0         None /  58,140             $ 0 /$21,803
D. E. Felsinger.........    None       $ 0         None /  37,380             $ 0 /$14,018
D. R. Kuzma.............    None       $ 0         None /  17,220             $ 0 / $6,458
E. A. Guiles............    None       $ 0         None /   9,380             $ 0 / $3,518

  Under the LTIP, all outstanding incentive awards become fully vested and exercisable without restrictions upon the occurrence of one of two events after a change in control. The first triggering event is the failure of a successor corporation or its parent or subsidiary to make adequate provision for continuation of the LTIP by substituting new awards. In the second triggering event, even if adequate provision for continuation of the LTIP and substitution of new awards has been made, an executive's incentive awards will become vested and exercisable if the executive is terminated within three years after a change of control for reasons other than cause, retirement, death or disability, or if the executive voluntarily terminates employment due to adverse circumstances.

  The term "change in control" includes such significant events as those described under "Pension Plan and Supplemental Executive Retirement Plan" below. The adverse circumstances allowing such voluntary termination of employment consist of significant and adverse changes in the executive's position, duties, responsibilities or status, or the reduction or elimination of the executive's compensation or incentive compensation opportunities.

  The LTIP will expire in 2005. Outstanding incentive awards will not be affected by such expiration or termination and will vest or be forfeited in accordance with their terms.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

                            PENSION PLAN AND SERP TABLE
         -------------------------------------------------------------------------------------
                                                    AGGREGATE ANNUAL BENEFIT FOR
                                                              CREDITED
                                                        YEARS OF SERVICE(A)
                                         -----------------------------------------------------
           ASSUMED                                                                   10 YEARS
            ANNUAL                                                                     AND
         COMPENSATION                    5 YEARS                                    THEREAFTER
         ------------                    -------                                    ----------
         $100,000                        $ 30,000                                    $ 60,000
          200,000                          60,000                                     120,000
          300,000                          90,000                                     180,000
          400,000                         120,000                                     240,000
          500,000                         150,000                                     300,000
          600,000                         180,000                                     360,000
          700,000                         210,000                                     420,000
          800,000                         240,000                                     480,000

--------
  (A) Credited years of service under the Pension Plan for the five highest paid executive officers are: T. A. Page, 19 years; S. L. Baum, 12 years; D. E. Felsinger, 24 years; D. R. Kuzma, 2 years; and E. A. Guiles, 24 years.

  In addition to the Pension Plan, the SERP provides a supplemental retirement benefit for certain executives. The Pension Plan and the SERP are available for executives of Enova as well as executives of SDG&E; however, concurrent service for both Enova and SDG&E will not result in double-counting of years of service.

  The aggregate monthly benefit payable under the combined Pension Plan and SERP to an executive who retires at age 62 or thereafter and has completed at least five years of service will be a percentage of the executive's final pay equal to 5% times years of service (up to a maximum of 10 years); however, officers appointed prior to July 1, 1994 shall receive 6% times years of service (up to a maximum of 10 years). Final pay is defined in the SERP as the monthly base pay rate in effect during the month immediately preceding retirement, plus 1/12 of the average of the highest three years' gross bonus awards. Alternatively, the executive may elect to receive a lump sum cash payment equal to the actuarially determined present value of the monthly benefits. The SERP also provides reduced benefits to executives who retire between the ages of 55 and 61, if the executive has completed at least five years of employee service.

  The above table shows the aggregate annual retirement benefits payable to executives under the Pension Plan and the SERP, assuming a straight life annuity form of pension at the normal retirement age of 62 for specified compensation and years of service. The benefit amounts listed in the table are not subject to a deduction for Social Security benefits. SERP payments will be reduced by benefits payable under the Pension Plan.

  The SERP, as amended, provides monthly surviving spouse benefits equal to 50% of the defined benefits and disability benefits equal to 100% of the defined benefits. The SERP also provides enhanced benefits to an executive who is adversely affected within three years after the occurrence of an event constituting a change in control of Enova or SDG&E, as the case may be (a Change of Control). If, during that period, an executive is terminated for reasons other than cause, retirement, death or disability, or voluntarily leaves employment for reasons specified in the SERP, the executive may elect either to take early retirement, if otherwise qualified to do so, or to receive a lump sum cash payment equal to the actuarially determined present value of normal retirement benefits based on 10 years of service.

  The lump sum payment under the SERP is limited. If that payment alone, or when added together with other payments that the executive has the right to receive from Enova or SDG&E, as the case may be, in connection with a Change in Control, becomes subject to the excise tax imposed by Section 4999 of the Code, the payment must be reduced until no such payment is subject to the excise tax. The effect of this limitation is that total severance payments made to an executive in connection with a Change in Control may not exceed approximately 2.99 times the executive's average W-2 income for the five years preceding the Change of Control.

  Certain significant events described in the SERP constitute a Change in Control, such as the dissolution of Enova or SDG&E, the sale of substantially all the assets of Enova or SDG&E, a merger or the acquisition by one person or group of the beneficial ownership of more than 25% of the voting power of Enova or SDG&E, coupled with the election of a new majority of the board of Enova or SDG&E, as the case may be. A merger initiated by Enova or SDG&E, in which Enova or SDG&E, as the case may be, is the surviving entity, is not a change in control; accordingly, the formation of Enova and the proposed combination with Pacific Enterprises, including the formation of the New Holding Company, do not constitute a Change in Control. The adverse actions that allow an executive to leave employment voluntarily are described in the SERP and consist of events such as a significant and adverse change in the executive's position, duties, responsibilities or status, or the reduction or elimination of the executive's compensation or incentive compensation opportunities.

  Some or all of the amounts to be paid which are discussed in the above paragraphs will be funded out of the cash value of life insurance policies paid for by the employer on behalf of the executive.

EXECUTIVE SEVERANCE ALLOWANCE PLAN

  The Executive Severance Allowance Plan, as amended (the Executive Severance
Plan), covers officers with one or more years of employee service in lieu of coverage under the severance plan for non-officer employees. The Executive Severance Plan is available for executives of Enova as well as executives of SDG&E; however, concurrent service for both Enova and SDG&E will not result in double-counting of years of service.

  The Executive Severance Plan provides two different severance allowances depending upon whether the officer's termination is related to a Change in Control. Termination unrelated to a Change in Control essentially means a termination due to a reduction in staff or a termination resulting from the sale of a work unit. The term Change in Control includes such significant events as those described under "Pension Plan and Supplemental Executive Retirement Plan" above. If, within three years after a Change in Control, the officer is terminated for reasons other than cause, retirement, death or disability, or leaves employment voluntarily due to adverse actions, the officer is entitled to a severance allowance. The adverse actions that allow an officer to leave employment voluntarily are described in the Executive Severance Plan and consist of events such as a significant and adverse change in the officer's position, duties, responsibilities or status, or the reduction or elimination of the officer's compensation or incentive compensation opportunities.

  In the event of a termination unrelated to a Change in Control, officers with one or more years of employee service, but less than five years of employee service, will receive a severance allowance consisting of a continuation of base salary and health and basic life insurance benefits for nine months. Officers with five or more years of employee service receive a continuation of base salary and such benefits for 12 months.

  The Executive Severance Plan provides that if the length of an officer's severance allowance is greater under the employees' severance plan than under the Executive Severance Plan, the officer's severance allowance under the Executive Severance Plan will be for that longer period.

  In the event of a termination related to a Change in Control, the officer will receive a severance allowance consisting of one year's final pay in a lump sum payable within five days after termination and, at the officer's option, either the continuation of health and basic life insurance coverage for 12 months or a lump sum payment equal to the present value of that coverage. Payments pursuant to the Executive Severance Plan alone, or when combined with compensation from other Enova or SDG&E sources made in connection with a Change in Control, may not exceed approximately 2.99 times the officer's average W-2 income for the five years preceding the Change in Control.

  The Executive Severance Plan provides a procedure and a formula to reduce the total payments to be received by an officer by reason of a Change in Control if such total payments would exceed the 2.99 limitation (causing an excise tax to be due) and if the officer waives receipt of all or a portion of the excess. Under the formula, an officer's lump sum benefit under the SERP would be first reduced, if necessary, to zero. It is not anticipated that any reduction under any other benefit plan would be necessary in the case of any officer.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

  The Executive Compensation Committee, which is composed entirely of independent outside directors, acts on behalf of the board of directors in the interests of the shareholders in formulating policy and administering approved programs for compensating Enova and SDG&E officers and other senior executives.

  The compensation policy with respect to executives, is to provide a total compensation package comprised of base salary, annual incentive and long-term incentive, and benefit programs. The terms and administration of the plans by which such forms of compensation are determined (1) are structured and administered in the best interests of the shareholders, (2) are reasonable in comparison to competitive practice, (3) are aligned and vary with corporate performance, and (4) will continue to motivate and reward on the basis of Enova, subsidiary and individual performance. The Executive Compensation Committee believes that a significant portion of the total compensation of all executives, and most specifically, the chairman and president and chief executive officers of Enova and SDG&E, should be "at risk" and based upon the achievement of measurable, superior financial and operational performance.

  In discharging its responsibility, the Executive Compensation Committee, subject to the final approval of the board of directors, determines the factors and criteria to be used in compensating the chief executive officers, as well as other executives of Enova and SDG&E, and applies these factors and criteria in administering the various plans and programs in which these executives participate to ensure they are (1) consistent with compensation policy, (2) compatible with other compensation programs and (3) administered in accordance with their terms and the objectives for which they are intended.

  To assist in the performance of the above and to ensure that it is provided with unbiased, objective input, the Executive Compensation Committee has elected to retain the services of an outside independent compensation consulting firm. The Executive Compensation Committee considers the compensation practices and levels paid by major nation-wide companies. To ensure compensation components and levels are aligned with Enova's diverse activities, a comprehensive study was conducted in 1996 by the outside consultant. The study analyzed and compared Enova compensation practices and levels to those of the nation-wide, multi-industry comparison group including other utility holding companies. The Executive Compensation Committee believes that by taking into account the compensation practices of other comparative utility holding companies as well as major nation-wide non-utility companies, it can best determine the level of compensation necessary to attract, retain and motivate its executives. In addition, the Executive Compensation Committee reviews economic and comparative compensation surveys compiled and provided by the Human Resources Division of SDG&E.

  While it may rely on such information, the Executive Compensation Committee is ultimately and solely responsible for any decisions made or recommended to the board of directors with regard to the compensation of Enova and SDG&E executives.

  The Executive Compensation Committee has reviewed the compensation of Enova and SDG&E executives and has determined that their compensation is consistent with Enova's policies.

 Chief Executive Officer Compensation

  The compensation of Messrs. Page, Baum and Felsinger, as well as that of the other executives, is directly tied to the achievement of the corporate goals described below. Mr. Page serves as chairman of the board of Enova and SDG&E. Mr. Baum serves as president and chief executive officer of Enova and vice chairman of SDG&E and Mr. Felsinger serves as president and chief executive officer of SDG&E and executive vice president of Enova.

  The base salary of the chief executive officers, and the other executives, is targeted at the competitive median (50th percentile) for the above-mentioned comparison group. Pursuant to Mr. Page's employment agreement described above, he will receive a salary of not less than $31,916.66 per month through his remaining term as chairman of the board. For 1996, the targeted participation levels for the chairman were 60% under the EICP and 110% under the LTIP, of base salary. For 1996, the targeted participation levels for S. L. Baum and D. E. Felsinger are 50% under the EICP and 110% and 100%, respectively, under the LTIP, of base salary. Actual incentive compensation earned under these two plans is contingent upon Enova and SDG&E's attaining stated performance goals. At targeted compensation levels, 63% of the chairman's and 61% and 60% of the chief executive officer's total compensation is contingent on the achievement of these quantifiable corporate performance goals. As discussed further below in the EICP and LTIP sections, these goals address Enova earnings per share, return on equity, market-to-book ratio, and SDG&E operating and maintenance expenses, capital expenditures, rates, electric reliability, safety and customer satisfaction.

 Base Salary Compensation

  The base salary component for the chief executive officers and the other executives is reviewed annually and is based upon the responsibilities of the position and the experience of the individual. The Executive Compensation Committee also takes into account the base salaries of executives with similar responsibilities at the above-mentioned comparison group. Other factors taken into consideration by the Executive Compensation Committee are the condition of the local and national economies and the financial and operational health of Enova and SDG&E. The individual performance of the specific executive is also considered. The base salary information is gathered and analyzed in order to determine the appropriate compensation level. While these statistical factors may warrant one level of pay, more subjective elements such as the condition of the economy may dictate another.

 Executive Incentive Compensation Plan (EICP)

  Under the EICP, cash payments may be made annually to the chief executive officers and other executives based on a combination of financial and operating performance goals. There are three elements that determine the individual awards: (1) the executive's base salary, (2) the participation level, and (3) corporate performance. The participation level is expressed as a percentage and is set by the Executive Compensation Committee based on the executive's duties and level of responsibility. The amount of the individual award is determined by multiplying the executive's base salary by the participation level and then modifying it by total corporate performance.

  The EICP is highly leveraged on the basis of performance. Accordingly, no payments may be made unless and until the minimum performance levels are exceeded. Under the terms of the EICP, corporate performance is measured against preset quantifiable goals approved by the Executive Compensation Committee at the beginning of the year. A target and a minimum and maximum performance range are established for each goal. In 1996, financial goals addressed (1) the percent return on Enova shareholders' equity and (2) the ratio of Enova's stock market price to its book value, which is then compared to other utilities. Operating goals addressed (1) adherence to SDG&E's operating and capital budgets, (2) customer service satisfaction as measured by customer surveys, (3) customer electric reliability as measured in duration and frequency of outages and customer satisfaction, and (4) employee lost-time accidents. An electric-rate goal was set as a hurdle goal. If the rate goal had not been attained it would have reduced the overall operating results by 50%. Total corporate performance is determined from the degree of achievement of each of these goals. These goals directly support the performance-based rates goals approved by the California Public Utilities Commission. The Executive Compensation Committee gives equal weight to the financial goals and the operating goals in order to balance shareholder and customer interests. This serves to assist SDG&E in reaching its goals of lowering rates and increasing earnings at the same time.

  All 1996 operating performance goals were met and performance on four of the five goals far exceeded the targets. The 1996 financial goal of return on shareholder's equity was exceeded; however, the market-to-book ratio at 74% fell slightly short of the target of 75%. For 1996, the individual awards could not exceed 90% of base salary for the chairman, 75% for the president and chief executive officers, and 60% for other executives. The EICP compensation component represents 22% of the chairman's, 19% of the Enova president and chief executive officer's, and 20% of the SDG&E president and chief executive officer's total mix of compensation based upon the targets set under the EICP and LTIP. The actual amounts earned by each of the five highest compensated executives under the EICP are listed in the Summary Compensation Table.

 1986 Long-Term Incentive Plan (LTIP)

  The LTIP was approved by the shareholders of SDG&E in 1986, and amended and reapproved by the shareholders of SDG&E in 1995, to promote the interests of SDG&E and its shareholders. Enova has assumed the LTIP and the obligation to issue Enova common stock thereunder. The LTIP delegates the responsibility of administration and goal determination to the Executive Compensation Committee. The LTIP's primary purpose is to enhance the value of Enova to its shareholders by encouraging executives to remain with Enova and/or SDG&E and to act and perform to increase the price of Enova shares as well as Enova earnings per share. To accomplish these objectives, the LTIP now includes the use of Nonqualified Stock Options in addition to Restricted Stock for the executives. The shares represented by the Nonqualified Stock Options and Restricted Stock are subject to substantial restrictions on the rights of executives to benefit fully from such shares unless and until certain earnings improvement, and/or share value, and continued service requirements are met. If these requirements or other criteria are not met, it is anticipated that the executives' rights to such shares would be forfeited and would be returned to the Plan.

  All Enova and SDG&E executives are eligible to participate in the LTIP at various levels. The number of shares granted is determined by a formula adopted by the Executive Compensation Committee, and is calculated as a percentage of base salary. The higher the responsibility level, the higher the participation level (or percentage of risk). For example, in 1996 the chairman participated at 110% of base salary, making the LTIP equal to 41% of his mix of total target compensation. The president and chief executive officers' participated at 110% and 100% of base salary, making the LTIP equal to 42% and 40%, respectively, for S. L. Baum and D. E. Felsinger. As a component of the executives' total compensation package, the LTIP formula is reviewed annually. The review takes into consideration that the value of such shares, at the time of grant, has been determined to be consistent with the size of grants made to executives in similar positions in the above-mentioned companies. Other factors accounted for are LTIP goals, current share ownership and current participation levels. In 1996, the Executive Compensation Committee established minimum share ownership levels. The executives are provided five
(5) years to attain and maintain these levels. The minimum levels are four times base salary for the chairman and president and chief executive officers, two times base salary for senior vice presidents and one times base salary for vice presidents.

  With respect to LTIP restricted shares granted in 1993, 1994, 1995 and 1996 restrictions on one-quarter of the number of shares originally placed in escrow are to be released and the shares are to be delivered to the executives for each of the four succeeding calendar years if SDG&E's earnings per share (to be measured in terms of Enova's earnings per share from and after January 1, 1996) meet or exceed the earnings per share target set by the Executive Compensation Committee or if, at the end of the first, second and third quarters of the following year, earnings for the twelve months then ending equal or exceed the weighted average of the targets for the prior year and the current year. In previous years' grants an end-of-term, four-year performance goal has been provided. Shares granted in 1993 have no end-of-term goal. As to restricted shares granted in 1994, 1995 and 1996, the restrictions on all remaining shares may be released by the Enova board of directors after considering the impact on earnings of industry and corporate restructuring. In addition to the above-described restricted shares, special grants of 2,500 shares were made to each of S. L. Baum and D. E. Felsinger in 1994 and 1995. The restrictions on these shares are to be lifted at the end of 1996 and 1997, respectively, if Enova meets or exceeds the target earnings per share for 1996 and 1997 as set by the Executive Compensation Committee at the time of grant. Such target earnings may be adjusted to reflect industry and corporate restructuring. The 1996 earnings per share target was met and restrictions have been lifted on the 1994 special grants.

  With respect to the Nonqualified Stock Options (NQSOs) granted in 1996, a ten-year term and a four-year vesting schedule applies. The NQSO vesting criteria is predicated on continued service requirements.

  The number of restricted shares and NQSOs granted to Enova and SDG&E's five highest-compensated executives in 1996, pursuant to the LTIP, is shown in the Long-Term Incentive Plan Restricted Stock Grants and Nonqualified Stock Option Grants tables.

 Revenue Reconciliation Act of 1993

  In 1993, Section 162(m) of the Internal Revenue Code was amended to limit the deductibility of most forms of compensation over $1,000,000 paid to top executives of publicly held corporations. The Executive Compensation Committee believes that awards of stock options and stock appreciation rights under the LTIP will not be subject to the limitations on compensation deductibility as a result of the amendments approved by the shareholders of SDG&E at their 1995 Annual Meeting. The Executive Compensation Committee intends to maintain flexibility in the manner and conditions under which grants of restricted stock are made under the LTIP, however, and, in the future, such grants may be subject to the limitations on compensation deductibility under certain circumstances.

The report is submitted by the Executive Compensation Committee:

Robert H. Goldsmith, Chairman
Daniel W. Derbes
Thomas C. Stickel

January 27, 1997

COMPARATIVE COMMON STOCK PERFORMANCE

  The following graph compares the percentage change in Enova's cumulative total shareholder return on Enova Common Stock over the last five fiscal years with the performances of the Standard & Poor's 500 Index and the Dow Jones Utilities Index over the same period. The returns were calculated assuming the investment in Enova Common Stock, the S&P 500, and the Dow Jones Utilities Index on December 31, 1991, and reinvestment of all dividends. Note that periods prior to the formation of Enova (January 1, 1996) are measured in terms of SDG&E Common Stock.

                  COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
           AMONG ENOVA, S&P 500 INDEX AND DOW JONES UTILITIES INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                                                         DOW JONES
Measurement Period                          S&P 500      UTILITIES
(Fiscal Year Covered)        ENOVA          INDEX(A)     INDEX(B)
---------------------        ----------     --------     ---------
Measurement Pt- 12/31/91     $100           $100         $100
FYE 12/31/92                 $113           $108         $110
FYE 12/31/93                 $123           $114         $118
FYE 12/31/94                 $ 96           $120         $107
FYE 12/31/95                 $128           $165         $137
FYE 12/31/96                 $141           $203         $136


(A) Calculations for the S&P 500 Index were performed by Standard & Poor's Compustat Services, Inc.

(B) The Dow Jones Utilities Index (consisting of 11 electric utilities and four gas utilities) is maintained by Dow Jones & Company, Inc. and reported daily in The Wall Street Journal.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  Deloitte & Touche LLP has been employed regularly by SDG&E for many years (and has been appointed by Enova) to audit financial statements and for other purposes. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and will respond to appropriate questions from shareholders.

COMBINED ANNUAL REPORT ON FORM 10-K AND ENOVA ANNUAL REPORT

  The combined Annual Report of Enova and SDG&E to the SEC on Form 10-K for 1996 and the Enova 1996 Annual Report to Shareholders accompany this Proxy Statement.

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Proposals that Shareholders may wish to have included in the proxy materials relating to the next Annual Meeting (1998) must be received by SDG&E by November 18, 1997.

PROXY SOLICITATIONS

  SDG&E will reimburse brokerage firms and other securities' custodians for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock.

  Enova and SDG&E have retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the dissemination of proxy materials and the solicitation of proxies at an estimated cost of $12,000 plus disbursements. All costs associated with these solicitations will be allocated between Enova and SDG&E.

OTHER BUSINESS TO BE BROUGHT BEFORE THE ANNUAL MEETING

  The board of directors does not know of any matters that will be presented for action at the Annual Meeting other than the matter described above. However, if any other matters properly come before the Annual Meeting, the holders of proxies solicited by the board of directors, will vote on those matters in accordance with their judgment, and discretionary authority to do so is included in the enclosed proxy.

                                       By order of the Board of Directors
                                       Thomas A. Page
                                       Chairman

San Diego, California
March 20, 1997

                                     PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                       SAN DIEGO GAS & ELECTRIC COMPANY

            POST OFFICE BOX 1831, SAN DIEGO, CALIFORNIA 92112-4150


               ANNUAL MEETING OF SHAREHOLDERS -- APRIL 22, 1997

     DANIEL W. DERBES, RALPH R. OCAMPO and THOMAS A. PAGE, jointly or individually, are hereby appointed as proxies with full power of substitution to represent and vote all shares of stock of the undersigned shareholder(s) of record on March 3, 1997, at the annual meeting of shareholders of San Diego Gas & Electric Company ("SDG&E"), to be held at the Corporate Headquarters, 101 Ash Street, San Diego, California, on April 22, 1997, and at any adjournment or postponement thereof, as indicated on reverse side.

                        THIS CARD IS ONLY FOR SHARES OF
                                PREFERRED STOCK

                  (Continued and to be signed on other side)

                             FOLD AND DETACH HERE

                     DIRECTIONS TO THE DEL MAR FAIRGROUNDS
                (SOLANA GATE ENTRANCE, MISSION TOWER BUILDING)

FROM THE NORTH -- DRIVING SOUTH
ON INTERSTATE 5
Take I-5 South to Via de la Valle
exit.  Turn West (right) onto Via
de la Valle.  Pass the electronic
sign and Jimmy Durante Blvd.  Take
the next left into the Solana Gate
entrance.  Once inside, follow the
"Enova" signs to the Mission Tower
Building.  Parking is adjacent to
the building.

FROM THE EAST (ESCONDIDO) --
DRIVING WEST ON HWY. 78
Take Hwy. 78 West to I-5 South.
Take I-5 South to Via de la Valle
exit. Pass the electronic sign and
Jimmy Durante Blvd.  Take the next
left into the Solana Gate entrance.
Once inside, follow the "Enova"
signs to the Mission Tower Building.
Parking is adjacent to the building.
                                                    [MAP INSERTED HERE]
FROM THE EAST -- DRIVING WEST ON
INTERSTATE 8
Take I-8 West to I-5 North. Take I-5
North to Via de la Valle exit.  Turn
West (left) onto Via de la Valle.
Pass the electronic sign and Jimmy
Durante Blvd.  Take the next left into
the Solana Gate entrance.  Once inside,
follow the "Enova" signs to the Mission
Tower Building.  Parking is adjacent to
the building.

FROM THE SOUTH -- DRIVING NORTH ON
INTERSTATE 5
Take I-5 North to Via de la Valle exit.
Turn West (left) onto Via de la Valle.
Pas the electronic sign and Jimmy
Durante Blvd.  Take the next left
into the Solana Gate entrance.  Once
inside, follow the "Enova" signs to
the Mission Tower Building.  Parking
is adjacent to the building.

[X] Please mark your votes as in this example.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted "FOR" Item 1.
-------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.
-------------------------------------------------------------------------------
        FOR              WITHHELD   NOMINEES:
1.  ELECTION                        Richard C. Atkinson, Stephen L.
    OF                              Baum, Ann Burr, Richard A. Collato,
    DIRECTORS                       Daniel W. Derbes, Donald E. Felsinger,
                                    Robert H. Goldsmith, William D. Jones,
                                    Ralph R. Ocampo, Thomas A. Page and
                                    Thomas C. Stickel

   For, except vote withheld from the following nominee(s):

   --------------------------------
-------------------------------------------------------------------------------
In their discretion, act upon such other business as may properly come before the meeting.

Check box if you are planning to attend the Annual Meeting of SDG&E shareholders. [_]

Please check here if you receive more than one Annual Report and do not wish to receive the extra copy(ies). This will not affect the distribution of dividends or proxy statements. [_]

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------

-------------------------------------------------
SIGNATURE(S)                            DATE


                             FOLD AND DETACH HERE


ANNUAL MEETING OF SHAREHOLDERS
OF SAN DIEGO GAS & ELECTRIC COMPANY

TUESDAY, APRIL 22, 1997                            YOUR VOTE IS IMPORTANT:
3:00 P.M.                                          PLEASE COMPLETE, DATE AND
                                                   SIGN YOUR PROXY AND
                                                   PROMPTLY RETURN IT IN THE
                                                   ENCLOSED ENVELOPE.

San Diego Gas & Electric Company
Corporate Headquarters
101 Ash Street
San Diego, California  92101

     PLEASE NOTE: The Annual Meeting of San Diego Gas & Electric is a business-only meeting and will not include any presentations by senior management. However, you are cordially invited to attend the Enova Corporation Annual Meeting that will include a presentation by Donald E. Felsinger, President of SDG&E. The Enova Corporation meeting will be held at 10:00 a.m., April 22 at the Del Mar Fairgrounds in Del Mar, California. Please see the map on the reverse side for directions.

                                [LOGO OF SDG&E]